Memorandum of Understanding

                                December 6, 2000



GENERAL OVERVIEW:

This Memorandum of Understanding (MOU) between Honeywell and EFTC applies to all EFTC sites providing product to Honeywell and replaces the current agreements and contracts currently in place at each site. Effectivity is from 11/1/00 through the earlier of 1) Implementation of a new corporate contract governing all business between Honeywell and EFTC, which will supercede this MOU or 2) 10/31/01.

This MOU defines the agreement reached for major negotiation points that will carry forward into the corporate contract. Additional items not identified below are still being addressed and will also be included in the corporate contract. This MOU is being issued with the expectation that both EFTC and Honeywell will, in good faith, negotiate the remaining contract items to achieve mutual acceptance with an objective of completing the new contract by 1/31/01.


PIECE PART PRICING:

Unit prices for each part will be as shown on Attachment A and will be firm/fixed for the contract period except to allow for changes due to Engineering Change Orders or change in quantity as defined below in the "Volume" section. Any change in pricing, for any reason, must be agreed to by both parties in writing prior to implementation.

Pricing shown is contingent upon both Honeywell and EFTC jointly working together in good faith to make best efforts to improve the demand management/SIOP process. The corporate contract will potentially include a metric(s) designed to measure progress in this area.


CONTRACT TERM:

The term of the new corporate contract will be effective for one year from 11/1/00.


PURCHASE PRICE VARIANCE:

See Attachment B, PPV Agreement, for terms and conditions.




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PAYMENT TERMS:

Payment terms are Net 30 days from receipt of invoice through the earlier of 1/31/01 or implementation of service by GECC. If GECC is not utilized, payment terms will be Net 60 days from receipt of invoice. The discount rate from GECC will be based on 30 day terms for Phoenix deliveries, 60 days for all other sites (as currently defined).


EXCESS/ZERO DEMANDINVENTORY:

For purposes of defining excess and zero demand inventory, six (6) months will be utilized for zero demand and nine (9) months will be utilized for excess inventory as the time horizons for determining demand. Each EFTC site will conduct quarterly reviews to identify zero demand and excess components within the respective time windows. The resulting lists will be jointly reviewed by EFTC and Honeywell to determine appropriate action (take no action, pay carrying costs, buy back...) on a case by case basis for each site.


VOLUME:

Pricing is subject to upward/downward revision on a site-by-site basis if total Honeywell site specific revenue increases or decreases in excess of 30% from the established baseline for each quarter. The annual baselines are shown in Attachment C and are derived by multiplying the 12-month forecast for each part by the new price and totaling the extended values at each facility. The quarterly baseline is derived by dividing the annual baseline by 4.

To measure the change in revenues, the forecast from Honeywell for each quarter will be compared to the quarterly baseline defined above. If the absolute value of the difference exceeds 30%, pricing at the specific site is subject to modification.

At any time revenue projections appear to be exceeding the +/-30% window for a particular quarter, either Honeywell or EFTC will notify the other party for review and discussion on proposed action.


Jim Bass  /s/ James G. Bass                             Date:12/18/00
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EFTC, Chief Executive Officer


Taylor Robinson  /s/ Taylor Robinson                    Date12/21/00
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Honeywell, Director